Exhibit (d)(2)

STRICTLY CONFIDENTIAL

October 29, 2024

Immedica Pharma AB

Solnavägen 3H, 113 63 Stockholm

Attention: Anders Edvell, CEO

Re: Non-Disclosure Agreement

Ladies and Gentlemen:

In connection with the consideration of a possible negotiated transaction (a “Possible Transaction”) involving Immedica Pharma AB, a Swedish corporation (collectively, with its subsidiaries, the “Recipient”), and Marinus Pharmaceuticals, Inc., a Delaware corporation (together, with its subsidiary, the “Company”; each of the Recipient and the Company is referred to as a “Party” and together as the “Parties”), the Company is prepared to make available to the Recipient certain information concerning the Company, including its business, financial condition, operations, strategy, assets and liabilities. In consideration of, and as a condition to, furnishing Recipient with this information and any other Evaluation Material or Discussion Information (each, as defined below), the Company requires Recipient’s agreement to the terms and conditions set forth in this letter agreement.

1.         Evaluation Material. The term “Evaluation Material” shall mean (a) all information (whether in written, oral, electronic or any other form) concerning or relating to the Company or its business, financial condition, operations, strategy, assets or liabilities, whether or not marked confidential and whether furnished before, on or after the date of this letter agreement, including, for the avoidance of doubt, information ascertained by Recipient or its Representatives through due diligence investigation or discussions with employees or other Representatives of the Company, together with (b) any notes, analyses, compilations, studies, interpretations, documents or records prepared by the Recipient or any of its Representatives, to the extent that such notes, analyses, compilations, studies, interpretations, documents or records are based upon or reflect information referred to in the foregoing clause (a). Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of this letter agreement, (ii) was within the Recipient’s possession on a non-confidential basis prior to it being furnished to the Recipient or its Representatives, as applicable, by or on behalf of the Company or any of its Representatives, as demonstrated by contemporaneous written records, provided that the source of such information was not known by the Recipient or its Representatives (after due inquiry) to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or another person with respect to such information, (iii) becomes available after the date of this letter agreement to the Recipient on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known (after due inquiry) to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or another person with respect to such information, or (iv) is otherwise independently developed by the Recipient or its Representatives without any use of, reference to, aid from or reliance on Evaluation Material and without any breach of this letter agreement, as demonstrated by contemporaneous written records.

2.         Use and Disclosure of Evaluation Material. The Recipient recognizes and acknowledges the confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein were disclosed to a third party or used in violation hereof. The Recipient hereby agrees that the Recipient and its Representatives will not use any of the Evaluation Material for any purpose other than to evaluate, negotiate, structure or execute a Possible Transaction. The Recipient hereby agrees that the Evaluation Material will be kept strictly confidential and that the Recipient and its Representatives will not disclose to any other person (as defined below) any of the Evaluation Material except in compliance with this letter agreement; provided, however, that (i) the Recipient may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to the Recipient’s Representatives who (a) have a reasonable need to know such information for the purpose of evaluating, negotiating or executing a Possible Transaction, (b) have been informed of the confidential nature of the Evaluation Material and (c) have agreed to be bound by the restrictions on disclosure and use set forth in this letter agreement to the same extent as if they were subject to Recipient’s obligations hereunder. Without limiting the generality of the foregoing, the Recipient hereby agrees that it will take all reasonable, necessary and appropriate actions to safeguard the Evaluation Material from disclosure to anyone other than as permitted in this letter agreement using the same degree of care as it uses with its own confidential information and documents (but not less than reasonable care). In any event, the Recipient agrees that it shall be responsible for any breach of this letter agreement by the Recipient or any of its Representatives as if such Representatives were subject to Recipient’s obligations under this letter agreement.

In addition, the Recipient agrees that, without the prior written consent of the Company, neither the Recipient nor any of its Representatives shall, except in compliance with this letter agreement or as among the Recipient and its Representatives, disclose to any other person the fact that the Recipient or any of its Representatives has received Evaluation Material or that Evaluation Material has been made available to the Recipient or its Representatives, that this letter agreement exists, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status or timing thereof or the identity of the Company (collectively, the “Discussion Information”). Without the prior written consent of the Recipient, neither the Company nor any of its Representatives shall, except in compliance with this letter agreement or as among the Company and its Representatives, disclose any Discussion Information to any person in a manner that identifies the Recipient by name or that would reasonably be expected to identify the Recipient by name (collectively, “Recipient Discussion Information”).

In the event that the Recipient or any of its Representatives is required by Law to disclose any of the Evaluation Material or Discussion Information, or in the event that the Company or any of its Representatives is required by Law to disclose any of the Recipient Discussion Information, such Party (the “Compelled Party”) shall provide the other Party (the “Other Party”) with prompt written notice of any such requirement to the extent not prohibited by Law so that the Other Party may, if it so desires in its sole discretion, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement, and the Compelled Party or its Representatives shall use their respective reasonable best efforts (at the Other Party’s expense) to consult and cooperate with the Other Party to the extent permitted by Law with respect to taking steps to resist or narrow the scope of such request or requirement.

If, in the absence of a protective order or other remedy or the receipt of the Other Party’s written waiver, the Compelled Party or any of its Representatives is nonetheless legally required to disclose Evaluation Material or Discussion Information (where the Compelled Party is the Recipient) or Recipient Discussion Information (where the Compelled Party is the Company), then the Compelled Party or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information (where the Compelled Party is the Recipient) or the Recipient Discussion Information (where the Compelled Party is the Company) which, after consultation with legal counsel, the Compelled Party or its Representative is legally required to disclose, provided that, at the request of the Other Party, the Compelled Party will use its reasonable best efforts (at the Other Party’s expense) to obtain assurance that confidential treatment will be accorded such Evaluation Material, Discussion Information or Recipient Discussion Information, as applicable. For purposes hereof, “Law” means any applicable law (including the applicable rules of any securities exchange or interdealer quotation system), regulation or legal or judicial process (including, without limitation, oral questions, interrogatories, or requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar legal process).

Notwithstanding anything to the contrary in this Section 2, if any Evaluation Material, Discussion Information or Recipient Discussion Information includes materials or information subject to the attorney-client privilege, the work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations or similar legal process, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of each Party to this letter agreement that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information and its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by or on behalf of the Company or its Representatives to the Recipient or its Representatives that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and the joint defense doctrine.

3.         Return and Destruction of Evaluation Material. Upon the Company’s request, the Recipient will promptly deliver to the Company or promptly destroy all Evaluation Material in the possession of the Recipient or its Representatives, and promptly certify in writing to the Company that all such Evaluation Material has been destroyed or delivered to the Company. In the event of such a request, all Evaluation Material shall be returned or destroyed and no copy thereof shall be retained other than (i) electronic files maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices or (ii) as required by the Recipient’s or its Representatives’ counsel solely for legal or regulatory compliance purposes; provided that any such retained Evaluation Material shall remain subject to the disclosure and use restrictions set forth in this letter agreement for so long as such Evaluation Information is retained, notwithstanding any termination or expiration of this letter agreement. Notwithstanding the return or destruction of the Evaluation Material, the Recipient and its Representatives shall continue to be bound by the obligations of confidentiality and other obligations pursuant to the terms of this letter agreement.

4.         No Representations or Warranties. The Recipient understands, acknowledges, and agrees that neither the Company nor any of its Representatives is under any obligation to make any particular Evaluation Material available to the Recipient or any of its Representatives or to supplement or update any Evaluation Material previously furnished, and the Company has exclusive authority to decide what Evaluation Material (if any) is to be made available to the Recipient and its Representatives. The Recipient further understands, acknowledges and agrees that neither the Company nor any of its Representatives makes, and neither the Recipient nor any of its Representatives is relying upon, any representation or warranty, express or implied, as to the accuracy, reliability, completeness or non-infringement of the Evaluation Material. The Recipient agrees that neither the Company nor any of its Representatives shall have any liability to the Recipient or to any of its Representatives relating to or resulting from the use of, or reliance on, the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5.         Material Non-Public Information. The Recipient acknowledges and agrees that it is aware (and that its Representatives are aware or, upon receipt of any Evaluation Material or Discussion Information, will be advised by the Recipient) that (i) the Evaluation Material and Discussion Information may contain material, non-public information regarding the Company and (ii) the securities laws prohibit any persons who have material, nonpublic information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

6.         Non-Solicitation; No Hire. The Recipient agrees that for a period of two years after the date of this letter agreement, the Recipient, its Representatives and their respective affiliates will not, directly or indirectly, solicit for employment, offer to hire, hire or enter into any employment or consulting agreement or arrangement with any employee of the Company; provided, that this letter agreement shall not prohibit the Recipient or its Representatives from (i) making general solicitations for employment not specifically directed at employees of the Company and hiring any person who responds solely as a result of such general solicitations, or (ii) soliciting for employment or hiring any person referred to the Recipient by a recruiter who has not been engaged for the purpose of specifically recruiting, or given instructions to specifically recruit, such person or employees of the Company.

7.         Standstill. The Recipient agrees that, for a period of two years from the date of this letter agreement (the “Standstill Period”), unless (and then only to the extent) the Recipient is specifically invited in writing by the Company to do so, neither the Recipient nor any of its directors, managers, officers, employees or affiliates will, and none of the Recipient’s other Representatives (acting on behalf of or in concert with, or at the direction, encouragement or instruction of, the Recipient or any of its directors, managers, officers, employees or affiliates) will, in any manner, directly or indirectly, (i) effect, cause or participate in (or seek, offer or propose, whether publicly or otherwise, to effect, cause or participate in), or in any way advise, assist or knowingly encourage any other person to effect, cause or participate in (or to seek, offer or propose, whether publicly or otherwise, to effect, cause or participate in), (A) any acquisition of, or any acquisition of beneficial ownership of, (x) any securities (or derivative securities referencing them or related thereto) of, or any assets of, the Company, or (y) any right to acquire any such securities or assets, (B) any tender or exchange offer, merger or other business combination involving the Company, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company (each transaction described in the foregoing clauses (A), (B) and (C), a “Business Combination”), or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, (ii) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any of the activities set forth in clause (i) of this sentence, (iii) otherwise act, alone or in concert with others, to seek to control, influence or direct the management, board of directors or policies of the Company, or to seek to advise or influence any person with respect to the voting of any voting securities of the Company, (iv) negotiate with, provide any information to or enter into any discussions or arrangements with any person (other than Representatives of the Recipient in accordance with this letter agreement) with respect to, or make any proposal or similar statement to any person (other than Representatives of the Recipient in accordance with this letter agreement) with respect to, or make any public announcement or proposal or offer whatsoever with respect to, or disclose any intention, plan or arrangement with respect to, or act as a financing source for or otherwise invest in any other persons in connection with, or otherwise solicit, seek or offer to effect, any transactions or actions described in clauses (i), (iii) or (iii) above, (v) take any action that could reasonably be expected to require (under applicable Law or in connection with fiduciary obligations) the Company or its board of directors to make a public announcement or other public disclosure regarding any of the types of transactions or actions described in clause (i) above, or (vi) request the Company (or any of its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence); provided, however, that nothing in this paragraph shall prohibit the Recipient from making a confidential proposal to the Company’s Chief Executive Officer for a Business Combination in a manner that is not intended to, and could not reasonably be expected to, require the Company or the Company’s board of directors to make any public disclosure with respect thereto.

Notwithstanding anything to the contrary in this letter agreement, the Standstill Period shall automatically terminate and cease to be of any further force and effect upon the Company entering into a definitive agreement providing for an Acquisition Transaction. For purposes of this letter agreement, “Acquisition Transaction” means (i) any direct or indirect sale of 50% or more of the outstanding voting securities of the Company or 50% or more of the consolidated assets (based on market value) of the Company and its affiliates, taken as a whole, (ii) any tender offer or exchange offer that, if consummated, would result in any person or “group” (as defined under the Exchange Act) beneficially owning 50% or more of the outstanding voting securities of the Company or (iii) any merger or other business combination involving the Company in which the stockholders of the Company immediately prior to such merger or business combination would not directly or indirectly hold immediately following consummation of such merger or business combination at least 50% of the outstanding voting power of the Company or the surviving entity or its ultimate parent entity in such merger or business combination.

8.         No Agreement. The Parties understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between the Parties unless and until a final definitive agreement providing therefor has been executed and delivered. The Parties also agree that no Party will be under any obligation of any kind whatsoever with respect to a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. The Parties further acknowledge and agree that until such definitive agreement is entered into each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or any of the other Party’s Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with the other Party at any time.

9.          Joint-Bidding; Exclusive Arrangements. The Recipient will not, and will cause its affiliates not to, without the prior written consent of the Company, act as a joint bidder or co-bidder with, or financing source to, or obtain equity financing from, any person with respect to a possible transaction involving the Company (or discuss with any person the possibility of entering into any such arrangement with such person). Without limiting the foregoing, the Recipient agrees that neither the Recipient nor any of its directors, managers, officers, employees or affiliates will, and none of the Recipient’s other Representatives will, without the prior express written consent of the Company, enter into any exclusive arrangement with a source of capital or financing (debt, equity or otherwise) in connection with a Possible Transaction involving the Company (including, for the avoidance of doubt, any exclusive arrangement with any of the Recipient’s Representatives). For purposes of this letter agreement, any agreement, arrangement or other understanding, whether written or oral, with any potential debt or equity financing source which could reasonably be expected to legally or contractually limit, restrict or otherwise impair, directly or indirectly, such financing source from acting as a potential debt or equity financing source to any other person with respect to a potential transaction with the Company shall be deemed to be an exclusive arrangement. Neither the Recipient nor any of its directors, managers, officers, employees or affiliates has, and none of the Recipient’s other Representatives has, taken any action prior to the date hereof that would be prohibited by this paragraph.

10.         Requests for Information. Unless otherwise agreed to by the Company in writing (and except as expressly permitted by the proviso at the end of the first paragraph of Section 7), all communications regarding a Possible Transaction or the Company’s business, including, without limitation, (a) requests for additional information, (b) requests for facility tours or management meetings and (c) discussions or questions regarding procedures, timing and terms of a Possible Transaction, will be submitted or directed exclusively to Elliott Beilin, elliott.beilin@barclays.com, with a copy to Randall Pinchuk rpinchuk@marinuspharma.com; provided that the Parties acknowledge that the Company may, through email or other informal communication, designate additional or alternative persons to receive communications of the types described in clause (a) or (b) of this Section 10, and such designation need not be in writing or by amendment to this letter agreement in order to be effective.

11.          No Waiver of Rights; Assignment. It is understood and agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and obligations of each Party under this letter agreement may not be assigned or transferred to any person without the prior written consent of the other Party, and any attempted assignment in violation of this provision will be void.

12.         Remedies. It is understood and agreed that money damages may not be an adequate remedy for any breach of this letter agreement by the Recipient or any of its Representatives and that any such breach would cause irreparable harm to the Company, and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any breach or threatened breach, and in any such case, without requirement for the securing or posting of any bond. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach by the Recipient or any of its Representatives of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

13.         Governing Law. This letter agreement, and all claims arising out of or relating to this letter agreement, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware (and to claims arising out of or relating to such agreements), without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, the United States District Court for the District of Delaware (as applicable, the “Chosen Court”), for any actions, suits or proceedings arising out of or relating to this letter agreement (and each Party agrees not to commence any action, suit or proceeding arising out of or relating to this letter agreement except in the Chosen Court, and further agrees that service of any process, summons, notice or document by registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding arising out of or relating to this letter agreement brought against it in the Chosen Court). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in the Chosen Court that any such action, suit or proceeding brought in the Chosen Court has been brought in an inconvenient forum. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

14.         Certain Definitions. As used in this letter agreement, (i) the term “person” shall be interpreted broadly to include, without limitation, the media (electronic, print or otherwise), the Internet, the public, any governmental or regulatory representative or authority and any corporation, company, group, partnership, limited liability company, other entity or individual, (ii) the term “Representatives,” used with respect to a person, shall mean its affiliates and its and their respective directors, managers, officers, employees, attorneys, accountants, consultants, financial advisors and potential sources of capital or equity or debt financing, and (iii) the term “affiliate,” when used with respect to a person, shall have the meaning given to it in Rule 12b-2 under the Exchange Act.

15.         Entire Agreement. This letter agreement contains the entire agreement between the Parties hereto regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the Parties regarding such subject matter, and shall not be subsequently limited by any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by the Recipient or any of its Representatives in connection with its access to any data site maintained in connection with a Possible Transaction.

16.         No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of the Parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly effect such waiver, modification or amendment.

17.         Counterparts. This letter agreement may be signed by facsimile transmission or portable document format (.pdf) and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

18.         Severability. If any provision of this letter agreement is found by a court of competent jurisdiction to be invalid, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such invalidity.

19.         Successors. This letter agreement is for the benefit of the Parties hereto, and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

20.         No License. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material.

21.         Legends. This letter agreement shall not be limited by any specific legends or statements associated with Evaluation Material as disclosed under this letter agreement.

22.         Conflict Waiver. Recipient acknowledges and agrees that Hogan Lovells US LLP (“Hogan Lovells”) is representing the Company in connection with the negotiation of this letter agreement and other related agreements and that such representation is not, and does not present, a conflict of interest with respect to Recipient or its Representatives. Additionally, Recipient acknowledges and agrees that Hogan Lovells may also, now or in the future, represent the Company or one or more of its affiliates in connection with unrelated matters. By entering into this letter agreement, Recipient and its Representatives (i) consent to the continued representation of the Company by Hogan Lovells in connection with any possible negotiated transaction between the Parties and (ii) waive any actual or alleged conflict of Hogan Lovells that may arise from Hogan Lovells’ representation of the Company and its affiliates in connection with any possible transaction or unrelated matter. This consent and waiver extends to Hogan Lovells representing the Company and its affiliates against Recipient and/or any of Recipient’s affiliates in litigation, arbitration or mediation in connection with this letter agreement or any possible transaction. Nothing contained herein will be deemed to constitute a waiver of any privilege or consent to the disclosure of any confidential information. In addition, Recipient hereby acknowledges that it has obtained independent legal advice with respect to this consent and waiver. Recipient will be responsible for all fees, costs and expenses incurred by Recipient or its Representatives in connection with considering, evaluating and negotiating any Possible Transaction involving the Company and this letter agreement, whether or not any such transaction is consummated.

23.         Term. Except as otherwise expressly set forth herein, this letter agreement will terminate five (5) years after the date hereof; provided, that in the case of Evaluation Material that may be protectable as trade secret information under applicable law, such information shall be deemed and treated as Evaluation Material under this letter agreement for such longer period as such Evaluation Material continues to be protectable as trade secret information under applicable law. No termination of this letter agreement shall limit any rights or claims the Company may have for breach of this letter agreement arising prior to termination,

[Signature Page Follows]

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between the Company and the Recipient.

Very truly yours,

Marinus Pharmaceuticals, Inc.

By:	/s/ Steven Pfanstiel
Name: Steven Pfanstiel
Title: Chief Financial Officer, Chief Operating Officer

CONFIRMED AND AGREED

as of the date first written above:

Immedica Pharma AB

By:	/s/ Anders Edvell
Name: Anders Edvell
Title: CEO

[Signature Page to Non-Disclosure Agreement]